EXHIBIT 16

May 23, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 paragraph one included in the Form 8-K dated May 23, 2002 of Gardenburger, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

Cc: Lorraine Crawford

      Chief Financial Officer

      Gardenburger, Inc.